Exhibit 99

FOR IMMEDIATE RELEASE	Contact: Jerold R. Kassner
May 12, 2009	Swank, Inc.
Taunton, MA 02708
(508) 822-2527

SWANK, INC. REPORTS NET SALES AND IMPROVED OPERATING RESULTS

FOR THE QUARTER ENDED MARCH 31, 2009

NEW YORK, NEW YORK May 12, 2009 -- John Tulin, Chairman of the Board and Chief Executive Officer of SWANK, INC. (OTC: SNKI), today reported net sales and operating results for the Company’s first quarter ended March 31, 2009.

First Quarter Results

Our net loss for the quarter ended March 31, 2009 was $279,000 or $.05 per diluted share compared to a net loss of $411,000 or $.07 per diluted share for the corresponding quarter in 2008.

Our net sales for the quarter ended March 31, 2009 decreased 3.0% to $23,971,000 compared to $24,718,000 for the corresponding period last year. The challenging economic conditions during the first quarter of 2009 resulted in a general decrease in wholesale orders from many of our department and specialty store customers and had a particularly severe effect on the Luxury segment of the market. The decrease during the quarter was mainly due to lower net sales of our men’s jewelry merchandise and our Luxury Division leather goods collections, in each case as compared to the prior year, offset in part by a reduction in in-store markdowns generally associated with slow moving or discontinued merchandise (we account for in-store markdowns and other customer allowances as a reduction to net sales). We made substantial shipments of our Luxury personal leather goods merchandise during the spring 2008 season reflecting the initial spring collections of this merchandise. Exclusive of our Luxury Division, net sales of our personal leather accessories merchandise increased 13.6% over last year. The increase was primarily associated with higher shipments of certain branded merchandise collections. Net sales of our belts (exclusive of Luxury) decreased 2.0% in large part due to a decline in international net sales associated with lower shipments to foreign licensor-affiliates.

Gross profit during the quarter was $7,493,000 which was approximately even with last year’s $7,447,000. Gross profit expressed as a percentage of net sales increased to 31.3% from 30.1% last year. The increase in gross profit as a percentage of net sales was due mainly to improved margins for our personal leather goods and belt merchandise associated with a more favorable sales mix and, particularly for belts, a reduction in landed product cost. Merchandise display expenditures, which are included in cost of sales, also declined during the quarter. We made substantial display expenditures during last year’s first quarter in connection with a fixturing program for a major chain store customer that was designed to give certain of our merchandise collections more prominent retail exposure. Product royalty costs fell 4.7% due to a combination of lower net sales and, in certain instances, reductions in contractual minimums.

Selling and administrative expenses decreased $50,000 or less than 1% to $7,836,000 or 32.7% of net sales during the quarter ended March 31, 2009 compared to $7,886,000 or 31.9% of net sales last year.

Selling expenses decreased $109,000 or 1.8% to $5,887,000 compared to $5,996,000 for the prior year period, and, expressed as a percentage of net sales, were 24.6% this year compared to 24.3% last year. The decrease in dollars was primarily attributable to reductions in a number of variable sales-related expenses including warehouse and distribution costs, sales commissions and in-store inventory coordinator fees.

Administrative expenses increased $59,000 or 3.1% to $1,949,000 from $1,890,000 during the quarter ended March 31, 2009 compared to the same period last year. Administrative expenses as a percentage of net sales were 8.1% and 7.6% for the quarters ended March 31, 2009 and 2008, respectively. The increase in administrative expenses for the quarter was mainly due to increases in bad debt expense and certain fringe-benefit costs.

Commenting on the results, John Tulin, Chairman of the Board and Chief Executive Officer, said “Despite the extremely challenging economic conditions our industry has experienced over the past several months, we are pleased that we were able to improve our operating results for the quarter relative to last year. Although net sales for the quarter decreased 3.0%, we were able to offset that loss through improved margins while at the same time, strengthening the Company’s balance sheet. We were also able to control our expense levels and made great strides toward positioning the Company for an eventual economic recovery. For example, we recently established a representative office in China to give us a stronger Asian presence which will enable us to improve the overall efficiency of our supply chain.”

Mr. Tulin continued, “While our near-term outlook remains quite cautious, we continue to explore new business prospects. We also believe the current environment has created an opportunity for us to work more closely with our retail partners to further solidify our market share in key retail venues, positioning us well when business conditions improve.”

Forward-Looking Statements

Certain of the preceding paragraphs contain forward-looking statements, which are based upon current expectations and involve certain risks and uncertainties. Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, readers should note that these statements may be impacted by, and the Company’s actual performance and results may vary as a result of, a number of factors including general economic and business conditions, continuing sales patterns, pricing, competition, consumer preferences, and other factors.

* * * * *

Swank designs and markets men’s jewelry, belts and personal leather goods. The Company distributes its products to retail outlets throughout the United States and in numerous foreign countries. These products, which are known throughout the world, are distributed under the names “Kenneth Cole”, “Tommy Hilfiger”, “Nautica”, “Geoffrey Beene”, “Claiborne”, “Guess?”, “Tumi”, “Chaps”, “Donald Trump”, “Ted Baker”, “Pierre Cardin”, “US Polo Association”, and “Swank”. Swank also distributes men’s jewelry and leather items to retailers under private labels.

* * * * *

SWANK, INC.

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE QUARTERS ENDED MARCH 31, 2009 AND 2008

(Dollars in thousands except share and per share data)

---------------------------------

	2009	2008

Net sales	$23,971	$24,718

Cost of goods sold	16,478	17,271

Gross profit	7,493	7,447

Selling and administrative expenses	7,836	7,886

(Loss) from operations	(343)	(439)

Interest expense	119	221

(Loss) from operations before income taxes	(462)	(660)

(Benefit) for income taxes	(183)	(249)

Net (loss)	$(279)	$(411)

Share and per share information:
Basic net (loss) per weighted average common share outstanding	$(.05)	$(.07)
Basic weighted average common shares outstanding	5,659,517	6,011,805

Diluted net (loss) per weighted average common share outstanding	$(.05)	$(.07)
Diluted weighted average common shares outstanding	5,659,517	6,011,805

SWANK, INC.

CONDENSED BALANCE SHEETS

(Dollars in thousands except share data)

	(Unaudited)
	March 31, 2009		December 31, 2008
ASSETS
Current:
Cash and cash equivalents		$664		$343
Accounts receivable, less allowances of $4,513 and $5,419 respectively		15,798		13,502
Inventories, net:
Work in process	1,156		1,174
Finished goods	21,117		25,113
		22,273		26,287
Deferred taxes, current		1,874		1,874
Prepaid and other current assets		2,894		2,966

Total current assets		43,503		44,972

Property, plant and equipment, net of accumulated depreciation		1,094		1,162
Deferred taxes, noncurrent		2,242		2,242
Other assets		3,473		3,638

Total assets		$50,312		$52,014

LIABILITIES
Current:
Note payable to bank		$11,158		$10,005
Current portion of long-term obligations		663		891
Accounts payable		2,353		4,222
Accrued employee compensation		751		1,126
Other current liabilities		1,555		2,047

Total current liabilities		16,480		18,291

Long-term obligations		6,339		6,048

Total liabilities		22,819		24,339

STOCKHOLDERS’ EQUITY
Preferred stock, par value $1.00:
Authorized - 1,000,000 shares		—		—
Common stock, par value $.10:
Authorized - 43,000,000 shares:
Issued -- 6,418,789 shares and 6,385,379 shares, respectively		642		639
Capital in excess of par value		2,133		2,037
Retained earnings		27,199		27,478
Accumulated other comprehensive (loss), net of tax		(380)		(378)
Treasury stock, at cost, 736,999 shares and 736,999 shares, respectively		(2,101)		(2,101)

Total stockholders’ equity		27,493		27,675

Total liabilities and stockholders’ equity		$50,312		$52,014